Exhibit 99.1
Investors and Press Contact:
Kathy Bayless
Chief Financial Officer
(408) 576-2000
ir_web@komag.com
Komag Reports First Quarter 2007 Financial Results
— Revenue up 27% over prior year period
— Over 8.4 million PMR disks shipped in the first quarter of 2007
— 9.7 million PMR disks shipped in the past two quarters
FOR IMMEDIATE RELEASE
SAN JOSE, Calif., April 25, 2007 — Komag, Incorporated (Nasdaq: KOMG), a leading independent supplier of thin-film media for disk drives, today announced revenue of $264.7 million and diluted earnings per share of $0.99 for the first quarter of 2007. Revenue increased 27% over the prior year’s first quarter. Finished disk shipments increased 25% in the first quarter of 2007 compared to the prior year period and decreased 5% from the fourth quarter of 2006.
Tim Harris, Komag’s Chief Executive Officer stated, “The first quarter of 2007 followed a fairly typical seasonal pattern. Overall demand for disk drives and our media tends to be slower in the first half of the calendar year. We shipped 39.8 million finished disks in the first quarter of 2007, of which over 8.4 million or 21% of our finished disk shipments were advanced PMR disks. PMR disk shipments over the last two quarters totaled 9.7 million disks.”
Revenue in the first quarter included sales of precious metals inventory totaling $11.2 million. Gross margin for the first quarter was negatively impacted by the high cost of precious metals primarily used in the production of PMR media and an unfavorable Malaysian Ringgit currency rate change.
In March 2007, the Company issued $250 million of 2.125% Convertible Subordinated Notes due in 2014. The Company used approximately $125 million of the proceeds to buy back 3,815,000 shares of the Company’s common stock. The stock repurchases were made under a $200 million stock buy back program established by the Board of Directors in March 2007.
On April 13, 2007, the Company completed its previously announced redemption of its $80.5 million 2.0% Convertible Subordinated Notes due 2024 (the “2.0% Notes”). Holders of all of the 2.0% Notes elected to convert their notes into shares of the Company’s common stock, in accordance with the terms of the notes, rather than having their notes redeemed and receiving the redemption price. In connection with the conversion of the 2.0% Notes, the Company issued 3,049,234 shares of its common stock.
These 3,049,234 shares of common stock have been included in the number of diluted shares outstanding for the earnings per share calculation since the 2.0% Notes were issued in 2004. As such, the conversion of the 2.0% Notes into shares of common stock will not impact the number of diluted shares outstanding in the future.

First Quarter Review
Sales to Western Digital, Seagate and Hitachi Global Storage Technologies accounted for 37%, 37% and 21% of disk product (media and substrates) revenue in the first quarter of 2007, respectively. Total finished disk shipments were 39.8 million in the first quarter of 2007.
High capacity 3.5-inch advanced disks with storage capacities of 160GB and above represented approximately 41% of our total finished disk shipments in the first quarter of 2007. This included shipments of over 8.4 million PMR disks. These disks are primarily targeted for high capacity desktop and multi-platter consumer applications. These rapidly growing consumer applications include personal video recorders (PVRs), digital video recorders (DVRs), high definition television (HDTV), external storage, gaming and other home entertainment devices.
Other revenue, which includes sales of aluminum substrates, nickel-plated polished aluminum substrates and textured substrates, and the sale of precious metals inventory, accounted for 18% of our total revenue in the first quarter. Other revenue, excluding the sale of precious metals inventory, represented 14% of disk product revenue.
Business Outlook
“We expect that revenue in the second quarter of 2007 will be down approximately 8% to 10%, excluding the $11.2 million sale of precious metals inventory in the first quarter of 2007. While we normally plan for a seasonal decline in the second quarter, we started the second quarter more slowly than normal as some customers readjusted their plans to the current demand environment.
With our expected revenue level, the mix of finished media and substrate sales and lower capacity utilization, our net margin is expected to be in the range of 8% to 10% in the second quarter of 2007.
Komag is continuing to ramp up our PMR media and we expect shipments of this new technology product to grow significantly over the course of 2007. We expect to qualify into a 65mm glass PMR program as early as the second quarter of 2007,” said Mr. Harris.
About Komag
Founded in 1983, Komag is a leading independent supplier of thin-film disks, the primary high-capacity storage medium for digital data. Komag leverages the combination of its world-class U.S. research and development center and Malaysian manufacturing operations to produce disks that meet the high-volume, stringent quality, low cost and demanding technology needs of its customers. By enabling rapidly improving storage density at ever-lower cost per gigabyte, Komag seeks to create extraordinary value for consumers of computers, enterprise storage systems and electronic appliances such as digital video recorders, game boxes and consumer electronic storage systems.
For more information about Komag, visit Komag’s Internet home page at http://www.komag.com. The Investors section of the website provides a variety of financial and investor information, including an investor presentation. To request an investor packet, call Komag’s Investor Relations at 408-576-2901.
Forward-Looking Statements

This press release contains certain “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements represent the Company’s current judgment and include, but are not limited to, the expectation that revenue for disk products (excluding the sale of precious metals inventory in the first quarter) in the second quarter of 2007 is expected to be down approximately 8% to 10% compared to the first quarter of 2007, the Company’s expectations regarding product transition plans and increase in the production of PMR products, the Company’s expectations for PMR media shipments and customer qualifications (including glass media) during 2007, the Company’s expectation regarding the growth of the disk drive industry for 2007, the Company’s expectation that net margin will be in the range of 8% to 10% in the second quarter of 2007, the Company’s ability to accurately estimate costs, net margin, the market for unit shipments of disks and disk drives, the Company’s belief in continued increased demand trends, and the benefits of the Company’s increased capacity arrangements with its customers and market growth opportunities. The Company’s actual results for future periods could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, the Company’s ability to achieve operating yield, cost and profitability targets, adverse changes in the currency exchange rate for the Malaysian ringgit, continued customer demand and the impact of demand variation on factory utilization, the performance by the Company and customers of their obligations under the respective increased capacity arrangements, changes in demand, changes in the price and availability of raw materials (including ruthenium which has experienced significant price increases), the Company’s ability to increase capacity, variability in demand and associated impact on average selling price of disks, the Company’s ability to satisfy customer qualification requirements and meet shipping demands, the Company’s expectation that industry unit demand will continue to grow and not decline and the Company’s ability to produce new generation disks in volume and the other factors described in the Company’s reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Komag undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of such statements.

KOMAG, INCORPORATED
Consolidated Income Statements
(in thousands, except per share data)
(Unaudited)

	Three Months	Three Months	Three Months
	Ended	Ended	Ended
	April 1, 2007	December 31, 2006	April 2, 2006
Net Sales	$264,666	$255,929	$208,512
Cost of Sales	205,660	194,088	149,419

Gross Profit	59,006	61,841	59,093
Gross Profit %	22.3%	24.2%	28.3%
Research, Development, and Engineering Expense	16,499	15,408	15,075
Selling, General, and Administrative Expense	8,467	7,289	8,024
Gain on Disposal of Assets	(54)	(145)	(60)

Operating Income	34,094	39,289	36,054
Interest Income	1,459	1,510	2,071
Interest Expense	(511)	(441)	(441)
Other Income (Expense), Net	(5)	7	(476)

Income before Income Taxes	35,037	40,365	37,208
Provision (Benefit) for Income Taxes	2,060	(6,144)	971

Net Income	$32,977	$46,509	$36,237

Net Income %	12.5%	18.2%	17.4%

Basic Net Income per Share	$1.09	$1.54	$1.22

Diluted Net Income per Share	$0.99	$1.39	$1.09

Basic Shares Outstanding	30,166	30,138	29,685

Diluted Shares Outstanding	33,811	33,715	33,499

KOMAG, INCORPORATED
Condensed Consolidated Balance Sheets
(in thousands)

	April 1, 2007	December 31, 2006
	(Unaudited)	(NOTE 1)
ASSETS
Cash, Cash Equivalents, and Short-Term Investments	$253,458	$171,132
Receivables, Net	136,941	140,230
Inventories:
Raw Materials	130,993	78,701
Work In Process	17,368	15,900
Finished Goods	11,240	9,580

Total inventories	159,601	104,181
Prepaid Expenses and Deposits	2,437	2,119

Total Current Assets	552,437	417,662

Property, Plant, and Equipment, Net	538,890	542,585
Other Assets	21,668	17,440

TOTAL ASSETS	$1,112,995	$977,687

LIABILITIES AND STOCKHOLDERS’ EQUITY

Trade Accounts Payable	$148,769	$139,477
Customer Advances	101,139	127,181
Other Liabilities	15,651	25,412

Total Current Liabilities	265,559	292,070

Long-Term Debt	330,500	80,500
Other Long-Term Liabilities	3,677	3,091

Stockholders’ Equity	513,259	602,026

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,112,995	$977,687

NOTE 1: The Condensed Consolidated Balance Sheet at December 31, 2006 was derived from the audited financial statements.

KOMAG, INCORPORATED
Condensed Consolidated Statements Of Cash Flows
(In thousands)

	Three Months Ended
	April 1, 2007	April 2, 2006
	(Unaudited)	(Unaudited)
Operating Activities
Net income	$32,977	$36,237
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, plant, and equipment	25,562	14,474
Other non-cash items	7,764	4,502
Changes in operating assets and liabilities	(76,931)	3,520

Net cash provided by (used in) operating activities	(10,628)	58,733

Investing Activities
Acquisition of property, plant, and equipment	(24,655)	(73,988)
Short-term investments, net	(20,500)	20,050
Other	98	34

Net cash used in investing activities	(45,057)	(53,904)

Financing Activities
Proceeds from long-term obligations, net of issuance costs	243,235	—
Repurchase of common stock	(126,492)	(1,049)
Proceeds from sale of common stock, net	682	2,225

Net cash provided by financing activities	117,425	1,176

Effect of exchange rate changes on cash and cash equivalents	86	—

Increase in cash and cash equivalents	61,826	6,005
Cash and cash equivalents at beginning of period	129,632	99,984

Cash and cash equivalents at end of period	$191,458	$105,989